        Artesian Resources Corporation Reports 2024 Year-End Earnings and Fourth Quarter Results
Newark, Delaware, March 25, 2025 – Artesian Resources Corporation (Nasdaq: ARTNA), a leading provider on the Delmarva Peninsula of water and wastewater services, and a number of other related business services, today announced earnings results for the fourth quarter and year ended December 31, 2024.

“I am pleased to report improved earnings in 2024 as we remain focused on critical investments in infrastructure and managing costs,” stated President and CEO, Nicholle Taylor. “In 2024 alone we invested $45.9 million in infrastructure, as we remain committed to providing customers with water and wastewater systems that are resilient and protective of public health and the environment.”

Year-End Results

Net income for the year ended December 31, 2024 was $20.4 million, a $3.7 million, or 22.1%, increase compared to net income recorded during the year ended December 31, 2023. Diluted net income per share was $1.98 compared to $1.67 for the same period in 2023.

Revenues totaled $108.0 million for the twelve months ended December 31, 2024, $9.1 million, or 9.2%, more than revenues for the twelve months ended December 31, 2023.

Water sales revenue increased $8.0 million, or 10.1%, primarily due to a rate increase placed into effect on November 28, 2023. In addition, there was an increase in overall water consumption and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.9 million, or 7.7%. This increase is primarily due to an increase in wastewater revenue associated with an increase in the number of customers served.

Non-utility operating revenue increased approximately $0.1 million, or 1.7%, primarily due to an increase in Service Line Protection Plan, or SLP Plan, revenue.

Operating expenses, excluding depreciation and income taxes, increased $4.1 million, or 7.3%. Utility operating expenses rose $3.6 million, or 7.8%, primarily the result of increases associated with supply and treatment, payroll and employee benefits, administrative, and transmission, distribution and collection systems costs.

Non-utility operating expenses increased $0.3 million, or 7.1%, primarily due to an increase in plumbing repair costs associated with the SLP Plans and an increase in payroll and employee benefits costs.

Depreciation and amortization expense increased $0.3 million, or 2.2%, primarily due to continued investment in utility plant providing supply, treatment, storage and distribution of water to customers and service to our wastewater customers.

Federal and state income tax expense increased $1.0 million, or 15.2%, primarily due to higher pre-tax income, lower state net operating loss valuation allowance, and higher regulatory deferred income tax amortization in 2024 compared to 2023.

Property and other taxes increased $0.2 million, or 3.6%, primarily due to an increase in New Castle County, Delaware tax rates on utility plant and an increase in utility plant subject to taxation. Property taxes are assessed on land, buildings and certain utility plant, which include the footage and size of pipe, hydrants and wells.

Other income decreased $0.4 million, primarily due to a decrease in allowance for funds used during construction, or AFUDC, as a result of lower long-term construction activity subject to AFUDC for the twelve months ended December 31, 2024 compared to the same period in 2023.

Interest charges decreased $0.4 million, primarily due to a decrease in short-term debt interest related to lower borrowing levels on the Company’s lines of credit.

“Our 2024 financial results benefitted from settlement with the Delaware Public Service Commission of our 2023 rate filing to recover investments in water utility plant made over the prior nine years,” stated CFO, David Spacht. “However, on- going needed investments in infrastructure and rising costs, such as for energy and water treatment, continue to pressure our operating margins. The continued provision of reliable service and clean water to our customers is expected to necessitate timely filing for and recovery of needed investments in utility plant and increasing operational costs in rates.”

Fourth Quarter Results

Net income was $3.9 million, a $0.4 million, or 10.5%, increase compared to net income recorded for the three months ended December 31, 2023. Diluted net income per share was $0.37 compared to $0.34 for the same period in 2023.

Revenues totaled $26.8 million for the three months ended December 31, 2024, $2.3 million, or 9.4%, more than revenues for the three months ended December 31, 2023.

Water sales revenue increased $1.9 million, or 9.7%, primarily due to a rate increase placed into effect on November 28, 2023. In addition, there was an increase in overall water consumption and an increase in the number of customers served.

Other utility operating revenue increased approximately $0.4 million, or 11.4%. This increase is primarily due to an increase in wastewater revenue associated with an increase in the number of customers served.

Operating expenses, excluding depreciation and income taxes, increased $2.0 million, or 14.1%. Utility operating expenses rose $1.8 million, or 15.5%, primarily the result of increases associated with payroll and employee benefits, supply and treatment, transmission, distribution and collection systems and administrative costs.

Non-utility operating expenses increased $0.2 million, or 15.4%, primarily due to an increase in plumbing repair costs associated with the SLP Plans and an increase in payroll and employee benefits costs.

Federal and state income tax expense increased $0.1 million, or 11.9%, primarily due to higher pre-tax income, state net operating loss valuation allowance, and regulatory deferred income tax amortization in 2024 compared to 2023.

Other income increased $0.3 million, primarily due to an increase in AFUDC as a result of higher long-term construction activity subject to AFUDC.

Capital Expenditures

As part of Artesian’s ongoing effort to ensure high-quality reliable service to customers, $45.9 million was invested in water and wastewater infrastructure projects during 2024. These investments included relocation of facilities as a result of government mandates, renewals associated with the rehabilitation of aging infrastructure, installation of new main, upgrading elevated storage tanks, purchase of new transportation equipment, upgrading and replacing meter reading equipment, construction of a new wastewater treatment plant and upgrading existing pumping stations to better serve our customers.

About Artesian Resources
Artesian Resources Corporation operates as a holding company of wholly-owned subsidiaries offering water and wastewater services, and a number of other related core business services, on the Delmarva Peninsula. Artesian Water Company, the principal subsidiary, is the oldest and largest regulated water utility on the Delmarva Peninsula and has been providing water service since 1905. Artesian Water Company supplies 9.4 billion gallons of water per year through 1,491 miles of main to over a third of Delawareans.

Forward Looking Statements
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, timely filing for and recovery of our investments in utility plant and increasing operating costs in rates, the continued ability of our water and wastewater systems to be resilient and protective of public health and the environment, and continued growth in our business and the number of customers served. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: changes in weather, changes in our contractual obligations, changes in government policies, the timing and results of our rate requests, failure to receive regulatory approval, changes in economic and market conditions generally and other matters discussed in our filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements, we specifically disclaim any obligation to do so and you should not rely on any forward-looking statement as representation of the Company’s views as of any date subsequent to the date of this release.

Contact:
Virginia Eisenbrey
(302) 453-6900
VEisenbrey@artesianwater.com

Artesian Resources Corporation
Condensed Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,	
	2024	2023	2024	2023
Operating Revenues				
Water sales	$ 21,661	$ 19,739	$ 88,079	$ 80,033
Other utility operating revenue	3,467	3,112	13,129	12,195
Non-utility operating revenue	1,722	1,694	6,744	6,633
	26,850	24,545	107,952	98,861
Operating Expenses				
Utility operating expenses	13,535	11,717	49,796	46,205
Non-utility operating expenses	1,269	1,099	4,743	4,428
Depreciation and amortization	3,452	3,453	13,629	13,335
State and federal income taxes	1,334	1,192	7,315	6,348
Property and other taxes	1,615	1,570	6,318	6,099
	21,205	19,031	81,801	76,415
Operating Income	5,645	5,514	26,151	22,446
Allowance for funds used during construction	517	309	1,643	2,002
Miscellaneous	(72)	(148)	1,379	1,407
Income Before Interest Charges	6,090	5,675	29,173	25,855
Interest Charges	2,245	2,195	8,779	9,156
Net Income	$ 3,845	$ 3,480	$ 20,394	$ 16,699
Weighted Average Common Shares Outstanding - Basic	10,300	10,281	10,294	10,018
Net Income per Common Share - Basic	$ 0.37	$ 0.34	$ 1.98	$ 1.67
Weighted Average Common Shares Outstanding - Diluted	10,302	10,284	10,296	10,022
Net Income per Common Share - Diluted	$ 0.37	$ 0.34	$ 1.98	$ 1.67

Artesian Resources Corporation
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets		
Utility Plant, at original cost less accumulated depreciation	$ 747,186	$ 714,284
Current Assets	24,528	30,617
Regulatory and Other Assets	26,909	21,931
	$ 798,623	$ 766,832
Capitalization and Liabilities		
Stockholders' Equity	$ 239,189	$ 230,397
Long Term Debt, Net of Current Portion	176,509	178,307
Current Liabilities	25,593	22,414
Net Advances for Construction	1,582	2,797
Contributions in Aid of Construction	272,405	247,934
Other Liabilities	83,345	84,983
	$ 798,623	$ 766,832